File No. 70-8507

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
              ----------------------------------------------------

                         POST-EFFECTIVE AMENDMENT NO. 8

                                   TO FORM U-1

                           APPLICATION AND DECLARATION

                                    UNDER THE

                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
              ----------------------------------------------------

                               NORTHEAST UTILITIES
                              174 Brush Hill Avenue
                      West Springfield, Massachusetts 01089

                            CHARTER OAK ENERGY, INC.
                           COE DEVELOPMENT CORPORATION
                                107 Selden Street
                              Berlin, CT 06037-1616
              ----------------------------------------------------
                   (Name of company filing this statement and
                     address of principal executive offices)


                               NORTHEAST UTILITIES
                    ----------------------------------------
                         (Name of top registered holding
                 company parent of each applicant or declarant)

                             Jeffrey C. Miller, Esq.
                            Assistant General Counsel
                       NORTHEAST UTILITIES SERVICE COMPANY
                                  P.O. Box 270
                        Hartford, Connecticut 06141-0270
                    ----------------------------------------
                     (Name and address of agent for service)

                  The Commission is requested to mail copies of
                   all orders, notices and communications to:

Mark Malaspina, Esq.                        William S. Lamb, Esq.
Charter Oak Energy, Inc.                    LeBoeuf, Lamb, Greene & MacRae
P.O. Box 270                                            L.L.P.
Berlin, CT 06141-0270                       125 W. 55th Street
                                            New York, New York  10019-4513



Item 1.  DESCRIPTION OF THE PROPOSED TRANSACTION

     Northeast Utilities ("NU"), West Springfield, Massachusetts, a registered holding company, and its wholly owned subsidiaries, Charter Oak Energy, Inc.
("Charter Oak") and COE Development Corporation ("COE Development"), both located in Berlin, Connecticut, (collectively, the "Applicants") hereby file this Post-Effective Amendment Number Eight to their Application and Declaration on Form U-1 (File No. 70-8507) under Sections 6(a), 7, 9(a), 10, 12(b), 12(c)
and 33 of the Public Utility Holding Company Act of 1935 (the "Act") and Rules 45, 46 and 53 thereunder, for the purpose of obtaining (i) an extension of authority for NU, Charter Oak and COE Development to continue to engage in, and finance, through December 31, 1998, if necessary, the power development activities authorized in the Securities and Exchange Commission's (the "Commission") order dated December 30, 1994 (HCAR No. 26213) (the "December 1994 Order"), as amended on August 7, 1995 (HCAR No. 26354) (the "August 1995 Order"), December 12, 1996 (HCAR No. 26623) (the "1996 Order) and March 25, 1997 (HCAR No. 26691) (the "1997 Order," together with the December 1994 Order, the August 1995 Order and the 1996 Order, the "Prior Orders"), (ii) authorization for Charter Oak and its subsidiaries to pay dividends directly or indirectly to NU out of unearned capital or surplus in connection with the sale of the voting stock of such entities to one or more unaffiliated parties, or in the case of a subsidiary that is an Exempt Project or Intermediate Company (each as defined below), to an affiliate, (iii) modification of existing authority for the Applicants to continue to provide services to Exempt Projects and Intermediate Companies after they have been sold to unaffiliated third parties and (iv) authorization for NU to finance the acquisition of one or more of Charter Oak's existing Exempt Projects or Intermediate Companies by another NU subsidiary.

A.   Description of the Parties and Existing Authorization

     1.   Charter Oak and COE Development.

     Charter Oak was organized by NU pursuant to the Commission's order dated May 17, 1989 (HCAR 24893; File No. 70- 8062) and has participated and invested in independent power projects worldwide for the NU system. Charter Oak currently has (i) a 10% interest in a 220MW gas-fired cogeneration facility in Paris, Texas through its subsidiary Charter Oak (Paris), Inc./1/, (ii) two non-utility subsidiaries that own a 50% interest in a foreign utility company within the meaning of Section 33 of the Act (a "FUCO") (Encoe Partners) located in the United Kingdom;/2/ the remaining interests in Encoe Partners are held by subsidiaries of Enron Europe Limited, (iii) an approximately 83% interest in a FUCO located in Argentina (Ave Fenix Energia, S.A.), through its wholly-owned subsidiary COE Ave Fenix Corporation, (iv) an approximately 100% direct and indirect interest in a FUCO located in Costa Rica (Plantas Eolicas S.A.) through its wholly owned subsidiary COE Tejona Corporation and (v) an approximately 33.3% interest in a FUCO located in Argentina (Central Termica San Miguel de Tucuman, S.A.) through is wholly owned subsidiary COE Argentina II Corp.

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/1/  Charter Oak's investment in this project was specifically authorized by the
     Commission in its order dated May 17, 1989 (HCAR 24839;  File No. 70-8062).

/2/ Again, this investment by Charter Oak was specifically authorized by the Commission in its order dated September 24, 1993 (HCAR 25891; File No. 70-8084).
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     COE  Development  was formed as a subsidiary of Charter Oak pursuant to the
Commission's order dated October 16, 1992 (HCAR 25655; File No. 70-7966). Most of the new preliminary development work with regard to Qualifying Facilities ("QFs") as defined under the Public Utility Regulatory Act of 1978, independent power production facilities that would constitute a part of NU's integrated public utility system within the meaning of Section 2(a)(29)(A) of the Act ("Qualified IPPs") and FUCOs and exempt wholesale generations within the meaning of Section 32 of the Act ("EWGs," and together with FUCOs, "Exempt Project") (collectively, "Authorized Power Projects") that Charter Oak has undertaken since that time has been through COE Development, including the investigation of sites, preliminary engineering and licensing activities, acquiring options and
rights,   contract  drafting  and  negotiating  and  preparation  of  proposals.
Preliminary development activities relating to Authorized Power Projects have been undertaken using NU system personnel and resources as well as by participating in several informal and unincorporated consortia that attempt to identify, analyze and make available for development by participants who so
elect,  development   opportunities  in  the  independent  power  business.  COE
Development generally transfers its interest in any project that goes beyond the preliminary development stage to other subsidiaries of Charter Oak. COE Development does not have any subsidiaries of its own.

     2.   Other Investment Activities.

     Pursuant to the terms of the Prior Orders, Charter Oak and COE Development may invest and hold interests in QFs throughout the United States, Qualified IPPs and Exempt Projects and may provide consulting services to such projects. Charter Oak and COE Development may invest in QF and Qualified IPP projects after obtaining Commission approval for such investment on a project-specific basis and may invest in, and finance the acquisition of, Exempt Projects without project-specific prior Commission approval, subject to certain limitations. In addition, the Applicants have authority to issue guarantees and assume the liabilities of subsidiary companies for pre- development activities, and contingent liabilities subsequent to operation with regard to Exempt Projects.

     The Applicants also have been authorized, without filing specific project applications with the Commission, to acquire interests in, finance the acquisition, and hold the securities of, one or more companies ("Intermediate Companies") engaged directly or indirectly and exclusively in the businesses of holding the securities and financing the acquisition of one or more EWGs and/or FUCOs, participating in preliminary development activities relating to such Exempt Projects, and issuing guarantees and assuming liabilities subsequent to operation with regard to those projects. The 1997 Order authorized Intermediate Companies to pay dividends out of capital or unearned surplus to Charter Oak, and for Charter Oak to pass these dividend payments on to NU.

     The Applicants are also presently authorized to participate directly or through Intermediate Companies in joint ventures with non-associates which joint ventures are in the business of researching investment opportunities in, and owning and developing Exempt Projects. The Applicants may acquire interests in Intermediate Companies prior to such Intermediate Companies acquiring their interests in Exempt Projects as long as such Intermediate Companies engage and will engage in the business of holding the securities of Exempt Projects.

     In addition, the Applicants may liquidate, dissolve or sell any Intermediate Company within 45 days after the Applicants determine that the purpose for owning such Intermediate Company no longer exists unless the Applicants determine that such Intermediate Company may be used in connection with a proposal or plan to develop or acquire an interest in a different Exempt Project.

     3.   Services.

     Pursuant to the terms of the Prior Orders, Charter Oak employees (also are employees of Northeast Utilities Service Company) or other NU Service Company employees (collectively, "Service Company Employees") may provide a limited amount of services to affiliated Intermediate Companies and Exempt Projects subject to certain limitations. System operating company employees may not render services to affiliated Intermediate Companies and Exempt Projects without prior Commission approval unless expressly permitted under the Act. Moreover, no diversion of NU system personnel or resources that would adversely affect any operating company's domestic ratepayers or NU's shareholders may occur. Unless otherwise authorized by the Commission or expressly permitted under the Act, the total number of Service Company Employees engaged in rendering such services may not exceed, in the aggregate, 1% of the total NU holding company system's employees and no more than 2% of the total of Service Company Employees at any one time and unless otherwise authorized by the Commission or expressly permitted under the Act, the provision of services to affiliated domestic EWGs and Intermediate Companies will be made on an at cost basis pursuant to the requirements of Section 13(b) and Rules 90 and 91 of the Act. The Applicants have been granted an exemption from such sections of the Act in order to provide such services at market rates in any case in which one or more of the following circumstances are present:

          1. Such associate is a FUCO or an EWG which derives no part of its income, directly or indirectly, from the generation, transmission, or distribution of electric energy for sale within the United States; or

          2. Such associate is an EWG which sells electricity at market-based rates which have been approved by the FERC or the appropriate state public utility commission, provided the purchaser of such electricity is not an associate of NU within the NU System; or

          3. Such associate is a QF that sells electricity to industrial or commercial customers, for their own use, at negotiated rates or to electric utility companies that are not associated with the NU system, at the purchasers avoided cost; or

          4. Such associate is an EWG that sells electricity at rates based upon its cost of service, as approved by the FERC or any state public utility commission, provided that the purchaser of such electricity is not an associate of NU within the NU System; or

          5. Such associate is an Intermediate Company, the sole business of which is developing, owning and/or operating FUCOs or EWGs described in clauses 1, 2 or 4 above;

subject to the condition that the Applicants (i) acknowledge that such authorization shall not be binding upon the FERC or any state public utility commission having jurisdiction over the rates charged by any such associate, and
(ii) agree that neither the Intermediate Companies nor Charter Oak will assert or take any position to the contrary in any administrative or judicial proceeding involving the determination of rates that may be charged by any such associate. The Applicants also agreed that neither the Intermediate Companies nor Charter Oak will provide services or sell goods to any associate which, in turn, provides such services or sells such goods, directly or indirectly, to any other associate which does not fall within any of the preceding enumerated categories, except pursuant to the requirements of the Commission's rules and regulations under Section 13(b) or an exemption therefrom obtained in a separate filing.

     The services that may be rendered to affiliated Intermediate Companies, and Exempt Projects by Service Company Employees include the following: management, administrative, legal, tax, and financing advice, accounting, engineering consulting, language skills and software development, provided that, such software development will not involve proprietary software owned by NU Service Company.

     4.   Financing Authorization.

     Pursuant to the terms of the 1996 Order, NU and Charter Oak have been authorized to invest up to an aggregate amount of $200 million for the period from January 1, 1997 through December 31, 1997 to finance the previously described activities, subject to certain restrictions. Specifically, NU's investment in Charter Oak, and Charter Oak's investment in COE Development, Exempt Projects or Intermediate Companies may take the form of acquisitions of common stock, capital contributions, open account advances, and/or subordinated loans (collectively, "Investments"). Open account advances or subordinated loans, if they bear interest, do so at a rate based on NU's cost of funds in effect on the date of issue, but in no case in excess of the prime rate at a bank designated by NU.

     Charter Oak may also obtain debt financing from unaffiliated third parties, anticipated to be banks, insurance companies, and other institutional investors ("Debt Financing"), as long as the total of all Investments together with any Debt Financing does not exceed the total funding authorization of Charter Oak and the financing is within Commission approved parameters./3/

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/3/  The  Debt  Financing   which  Charter  Oak  may  obtain  pursuant  to  this
     authorization may not exceed a term of 15 years or bear a floating interest rate in excess of 6.5% over the then applicable prime rate (the "Applicable Prime Rate") at a U.S. money center bank to be designated by NU. Similarly, any Debt Financing backed by NU's guarantee is limited to a term of 15 years and will have an interest rate not to exceed 6.5% over the Applicable Prime Rate. Charter Oak may also pay commitment and other fees not to exceed 50 basis point per annum on the total amount of the Debt Financing.
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     The  Applicants'  authority  with regard to the issuance of guarantees  and assumptions of liability is also subject to limitations. Guarantees and assumptions of liability made for projects requiring prior Commission approval
are  presently  limited  to  preliminary   development  activities  and,  absent
additional   Commission  approval,   may  not  involve  guarantees  relating  to
construction financing or permanent financing. The total value of guarantees and assumptions of liability with regard to projects requiring prior Commission approval issued pursuant to existing authority and outstanding at any time may not presently exceed $20 million or a term of five years. Until such time as there is no possibility of a claim against Charter Oak or NU, the full contingent amount of any guarantees or assumptions of liabilities count as part of the authorized development activities limit.

     The full contingent amount of guarantees and assumptions of liability made for preliminary development activities as well as development activities for Exempt Projects also count as part of the authorized development activities limit requested herein. The guarantees and assumptions of liability relating to Exempt Projections are not, however, subject to any other specific dollar limit except the overall authorized development activities limit.

     In addition, Intermediate Companies are authorized to acquire interests in Exempt Projects through the issuance of equity securities and debt securities, with or without recourse to the Applicants, to third parties, subject to certain limitations. The aggregate principal amount of debt securities issued by Intermediate Companies to persons other than the Applicants may not exceed $600 million at any one time outstanding./4/ Within the $600 million authorization, the aggregate principal amount of recourse debt may not exceed $150 million at any one time outstanding, provided that no more than $100 million principal amount of such debt securities at any time outstanding may be denominated in currencies other than U.S. dollars, and the respective limitation for non-recourse debt securities may be not more than $600 million outstanding at any one time and not more than $400 million denominated in currencies other than U.S. dollars, provided that in any case in which the Applicants directly or indirectly own less than all of the equity interest of an Intermediate Company, only that portion of the recourse or non-recourse indebtedness of such Intermediate Company equal to the Applicants' equity ownership percentage shall be included for purposes of the foregoing limitations. Although the amount and type of securities issued by Intermediate Companies, and the terms thereof, including (in the case of any indebtedness) interest rate, maturity, prepayment or redemption privileges, and the forms of any collateral security granted with respect thereto, are negotiated on a case by case basis, they must be within Commission approved parameters./5/

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/4/  To the extent that  Intermediate  Companies  issue  guarantees of financial obligations of any other company in connection with their authorized activities, the full contingent amount of any such guarantees would be considered as outstanding indebtedness for purposes of this limitation.

/5/ An Intermediate Company may not issue or sell an equity security having a stated par value for a consideration that is less than such par value; and any note, bond or other evidence of indebtedness issued or sold by any Intermediate Company must mature no later than 30 years from the date of issuance thereof, and bear interest at a rate not to exceed the following:
     (1) if such note, bond or other indebtedness is U.S. dollar denominated, at a fixed rate not to exceed 6.5% over the yield to maturity on an actively traded, non- callable, U.S. Treasury Note having a maturity equal to the average life of such note, bond or other indebtedness ("Applicable Treasury Rate"), or at a floating rate not to exceed 6.5% over the Applicable Prime Rate; and (2) if such note, bond or other indebtedness is denominated in the currency of a country other than the United States, at a fixed or floating rate which, when adjusted (i.e., reduced) for the excess, if any, of the prevailing rate of inflation in such country over the then prevailing rate of inflation in the United States, as reported in official indices published by such country and the United States government, would be equivalent to a rate on a U.S. dollar denominated borrowing of identical average life that does not exceed 10% over the Applicable Treasury Rate, as the case may be.
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     Charter Oak has also been granted authority for itself and its subsidiaries to make loans (on either a recourse or non-recourse basis), to unaffiliated developers of Exempt Projects, or with specific authorization, of QFs and Qualified IPPs as part of its financing of the acquisition of interests in such projects. The developer of an Exempt Project or a QF or Qualified IPP frequently receives a right to purchase an interest at a reduced price in that project as part of its compensation and these loans enable Charter Oak and its subsidiaries to develop their business relationships with such developers and the other participants in the projects, to become involved with the project itself through the developer and, potentially, to acquire an equity interest in the project from the developer. The term of such loans may not exceed 15 years nor may such loans bear interest at a rate in excess of the quarterly interest rate equivalent to the prime rate at Citibank N.A. If Charter Oak (or its subsidiaries) makes any loan to such a developer, the full outstanding amount of such loans shall count against the overall funding authorization for Charter Oak.

     5.   Potential Sale.

     NU has announced its intention to sell its interest in Charter Oak and the majority of its subsidiaries to an unaffiliated third party. Charter Oak may sell the voting stock of some or all of its subsidiaries to third parties prior to NU's sale of the voting securities of Charter Oak. NU may retain an indirect interest in one or more of Charter Oak's Exempt Projects by transferring the stock of that Exempt Project or its Intermediate Company parent to another NU subsidiary.

B.   Request for Extension of Authority.

     NU and Charter Oak request that the Commission extend the authority for the activities of Charter Oak. Accordingly, NU and Charter Oak seek authorization for Charter Oak and its subsidiaries to continue financing their operations from January 1, 1998 to December 31, 1998.

     NU and Charter Oak are seeking this authority to preserve the value that is inherent in the work that has already been undertaken by Charter Oak and its subsidiaries in order to maximize value to the NU system in the event any or all of these entities are sold, and to maintain shareholders' investment in the event that any or all of these entities are retained. In order to preserve that value, Charter Oak must have the ability to support its equity requirements in its current projects, preserve its rights to make additional equity investments in the projects it currently has under development when the opportunities arise and to continue to participate in the funding of the preliminary development budgets for the Authorized Power Projects in which it is now involved.

     1.   Financing by NU and Charter Oak

     NU and Charter Oak request that the Commission continue the present financing structure between NU and Charter Oak and extend Charter Oak's funding authorization to a total of $200 million through December 31, 1998. NU and Charter Oak are seeking to maintain their investment and spending authorization at that level based on Charter Oak's projection that its 1997-8 administrative, pre-development, development and equity investment expenses will be approximately $25 million. The remainder may be used for financial guarantees as authorized. (A statement of estimated expenditures for 1997-98 is attached as Exhibit H-1.) As in the previous authorization, NU's investment in Charter Oak, and Charter Oak's investment in COE Development, Exempt Projects or Intermediate Companies may take the form of acquisitions of common stock, capital contributions, open account advances, and/or subordinated loans. Open account advances or subordinated loans will either bear no interest or bear interest at a rate based on NU's cost of funds in effect on the date of issue, but in no case in excess of the prime rate at a bank designated by NU. Any investment by NU or Charter Oak in the equity securities of Charter Oak, COE Development, Intermediate Companies or Exempt Projects that have a stated par value will be in an amount equal or greater to such value.

     The Debt Financing which Charter Oak may obtain pursuant to this authorization may not exceed a term of 15 years or bear a floating interest rate in excess of 6.5% over the Applicable Prime Rate at a U.S. money center bank to be designated by NU. Similarly, any Debt Financing backed by NU's guarantee/6/ will be limited to a term of 15 years and will be at an interest rate not to exceed 6.5% over the Applicable Prime Rate.

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/6/  Since the Debt Financing is included within the total funding authorization for Charter Oak, any guarantee by NU is not counted towards the total funding authorization limitation.
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     Charter Oak also  requests  authority  for itself and its  subsidiaries  to continue to make loans (on either a recourse or non-recourse basis) to unaffiliated developers of Authorized Power Projects as part of its financing of the acquisition of interests in Authorized Power Projects. If Charter Oak (or its subsidiaries) makes any loan to such a developer, the full outstanding amount of such loans shall count against the overall funding authorization for Charter Oak.

     At June 30, 1997, the NU system's consolidated total capitalization, stockholders' equity and retained earnings were $6,186 million, $2,209 million and $753 million, respectively. The funding authorization sought herein is for $200 million total authorization, which as a percentage of the NU system's consolidated total capitalization, stockholders' equity and retained earnings at June 30, 1996 would be 3.2, 9.1% and 26.6%, respectively. To date, NU has invested approximately $115 million in Charter Oak and plans to invest an additional approximately $5 million in Charter Oak through year end 1997. Only investments in and financings related to Exempt Projects and Intermediate Companies would be made pursuant to the requested general authority and all other investments and financings would be submitted to the Commission for prior approval.

     2.   Intermediate Companies.

     Approval is also requested for an extension of the authorization through December 31, 1998 for any Intermediate Company to issue equity securities and debt securities, with or without recourse to the Applicants, to persons other than the Applicants including banks, insurance companies, and other financial institutions, exclusively for the purpose of financing (including any refinancing of) investments in Exempt Projects.7 The Intermediate Companies' investments in Exempt Projects may continue to take the form of acquisitions of common stock, capital contributions, open account advances, and/or subordinated loans, provided that such open account advances or subordinated loans will bear no interest or interest at a rate based on NU's cost of funds in effect on the date of issue, but in no case in excess of the prime rate at bank designated by NU. It is proposed that the aggregate principal amount of debt securities issued by Intermediate Companies to persons other than the Applicants will continue to be limited to no more than $600 million at any one time outstanding. As previously authorized within the $600 million authorization, the aggregate principal amount of recourse debt securities will not exceed $150 million at any one time outstanding, provided that no more than $100 million principal amount of such debt securities at any time outstanding may be denominated in (i.e., evidence borrowings in) currencies other than U.S. dollars, and the respective limitations for non-recourse debt securities will be not more than $600 million outstanding at any one time and not more than $400 million denominated in currencies other than U.S. dollars. The recourse to the Applicants will be in the form of the guarantees and assumptions of liability and will be included within the Applicants overall investment authorization limit. In any case in which the Applicants directly or indirectly own less than all of the equity interests of an Intermediate Company, only that portion of the recourse or non-recourse indebtedness of such Intermediate Company equal to the Applicants' equity ownership percentage shall be included for purposes of the foregoing limitations.

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/7/  Although some securities  issued by Intermediate  Companies may qualify for exemption from the prior approval requirements pursuant to Rule 52 promulgated under the Act, because the securities may be used to finance new projects that might not qualify as pre-existing businesses, the Applicants are seeking the authority of the Commission with respect to issuances by Intermediate Companies.
----------

     Equity securities issued by any Intermediate Company to a person other than the Applicants may include capital shares, partnership interests, trust certificates, or the equivalent of any of the foregoing under applicable foreign law. Debt securities issued to persons other than the Applicants may include secured and unsecured promissory notes, subordinated notes, bonds, or other evidence of indebtedness. Securities issued by Intermediate Companies may be denominated in either U.S. dollars or foreign currencies.

     The Applicants state that the amount and type of such securities, and the terms thereof, including (in the case of any indebtedness) interest rate, maturity, prepayment or redemption privileges, and the forms of any collateral security granted with respect thereto, would be negotiated on a case by case basis, taking into account differences from project to project in optimum debt-equity ratios, projections of earnings and cash flow, depreciation lives, and other similar financial and performance characteristics of each project. Accordingly, the Applicants propose that they have the flexibility to negotiate the terms and conditions of such securities without further approval by the Commission. Notwithstanding the foregoing, the Applicants state that no equity security having a stated par value would be issued or sold by an Intermediate Company for a consideration that is less than such par value; and that any note, bond or other evidence of indebtedness issued or sold by any Intermediate Company will mature not later than 30 years from the date of issuance thereof, and will bear interest at a rate not to exceed the following: (i) if such note, bond or other indebtedness is U.S. dollar denominated, at a fixed rate not to exceed 6.5% over the yield to maturity on an activity traded, non-callable, U.S. Treasury note having a maturity equal to the Applicable Treasury Rate,/8/ or at a floating rate not to exceed 6.5% over the Applicable Prime Rate; and (ii) if such note, bond or other indebtedness is denominated in the currency of a country other than the United States, at a fixed or floating rate which, when adjusted (i.e., reduced) for the excess, if any, of the prevailing rate of inflation in such country over the then prevailing rate of inflation in the United States, as reported in official indices published by such country and the U.S. government, would be equivalent to a rate on a U.S. dollar denominated borrowing of identical average life that does not exceed 10% over the Applicable Treasury Rate (interpolated if necessary) or Applicable Prime Rate, as the case may be.

----------
/8/ If there is no actively traded Treasury note with a maturity equal to the average life of such note, bond or other evidence of indebtedness, then the Applicable Treasury Rate would be determined by interpolating linearly with reference to the yields to maturity on actively traded, non-callable, Treasury notes having maturities near (i.e., both shorter and longer than) such average life.
----------

     In connection with the issuance of any debt securities by any Intermediate Company, it is anticipated that such Intermediate Company may grant security in its assets. Such security interest may take the form of a pledge of the shares or other equity securities of an Exempt Project that it owns, including a security interest in any distributions from any such Exempt Project, and/or a collateral assignment of its rights under and interests in other property, including rights under contracts. It is also anticipated that fees in the form of placement or commitment fees, or other similar fees, would be paid to lenders, placement agents, or others in connection with the issuance of any such debt securities. The Applicants request authority for any Intermediate Company to agree in any case to pay placement or commitment fees and other similar fees, in connection with any borrowing, provided that the effective annual interest charge on any indebtedness evidencing such borrowing is not greater than 115% of the stated interest rate thereon.

     In connection with investments in Exempt Projects, it is typical that a portion of the capital requirements of any such Exempt Project would be obtained through recourse or non-recourse financing involving borrowings from banks and other financial institutions./9/ In some cases, however, it may be necessary or desirable to structure an investment in an Exempt Project such that the obligations created are not those of the Exempt Project, but instead those of its parent companies. For example, in a consortium of non-affiliated companies bidding to purchase the securities or assets of an EWG or FUCO, each of the consortium members would be obligated to fund its respective share of the proposed purchase price. If external sources of funds are needed for this purpose, a participant in the consortium may choose to engage in recourse or non-recourse financing through one or more single-purpose subsidiaries that would then utilize the proceeds of the financing to acquire an ownership interest in the Exempt Project.

----------
/9/ Such Exempt Project recourse financings would take the form of assumptions of liability and guarantees which the Applicants currently have authority to issue.
----------

     The Applicants believe that external financing by any Intermediate Company involves the same issues that are involved when the financing is carried out by an Exempt Project, in terms of the potential adverse impacts upon the financial integrity of a registered holding company system. Accordingly, where the proceeds of any such financing (including any refinancing) are utilized to make an investment in any Exempt Project, and there is either no recourse directly or indirectly to the Applicants with respect to the securities issued or sold, or the amount for which there is recourse constitutes a part of the Applicants overall investment authorization limit as would a guarantee issued in connection with financings carried out directly by an Exempt Project, there is no basis for any adverse fundings under Sections 6, 7 and 12 of the Act, provided that, at the time of the issuance thereof, the Applicants are in compliance with Rule 53.

     3.   Dividends from Capital or Unearned Surplus

     In the 1997 Order, the Commission authorized Intermediate Companies to pay dividends to their parent companies, and for Charter Oak to use such finds to pay dividends to NU, in each case out of capital or unearned surplus, in a manner consistent with applicable corporate law and the requirements of Rule 46. At that time, the Applicants indicated that the need for such authorization arose primarily from the need to transfer funds from the sale of interests in Exempt Projects through the NU system. As the Commission noted, the Commission has authorized a number of companies in registered holding company systems to pay such dividends in connection with their ownership, and sale, of EWGs and FUCOs,/10/ as well as liquidating dividends paid to registered holding companies in other sale situations./11/ The potential sale of Charter Oak and its subsidiaries presents similar issues as, in connection with the sale, NU wishes to ensure that the NU system has access to the entire amount of money to which it is entitled by paying dividends out of capital concurrent with its transfer of its interest in Charter Oak and its subsidiaries and their assets. Because Charter Oak and its subsidiaries are likely to have unrestricted cash available for distribution in excess of current and retained earnings over period of this authorization, the Applicants are requesting authorization for Charter Oak and any of its subsidiaries to pay dividends to its parent company and, in turn, to NU, in each case out of capital or unearned surplus. Any such dividends payments will be made in accordance with applicable corporate law and the requirements of Rule 46.

--------
/10/ See,  American  Electric Power Company,  Inc. v. HCAR No. 26760 (Sept.  18,
     1997); Cinergy Corp., HCAR No. 26719 (May 22, 1997); GPU International, HCAR No. 26678 (Feb. 28, 1997); The Southern Company, HCAR No. 26738 (July 2, 1997).

/11/ Northeast Utilities, HCAR No. 24908 (June 22, 1989) (authorizing special dividend in connection with divestiture of gas system); In the Matter of Empire Gas and Fuel Company, HCAR No. 14733 (Dec. 21, 1962) (authorizing liquidating dividend incident to dissolution of nonutility subsidiary).

     4.   Authorization to Provide Services to Unaffiliated Entities

     In order to ensure a smooth transition upon the sale of Charter Oak or any of its subsidiaries, NU system personnel may need to continue to provide services they are now providing or authorized to provide to Exempt Projects or Intermediate Companies after the NU system interests in those entities have been sold and they are no longer affiliated with the NU system. Thus, the Applicants hereby request authorization for Service Company Employees to provide services to unaffiliated EWGs, FUCOs and holding companies over EWGs and FUCOs that were once part of the NU system, provided that the total number of Service Company Employees engaged in rendering such services may not exceed, in the aggregate, 1% of the total NU holding company system's employees and no more than 2% of the total of Service Company Employees at any one time. The services to be rendered may include management, administrative, legal, tax, financing advice, accounting, engineering, consulting, language skills and software, provided that software will not involve proprietary software of NU service company.

     5.   NU Financing of Transfer Subsidiary

     As noted above, as part of its strategy to maximize shareholder value, NU may wish to retain am indirect interest in one or more of Charter Oak's Exempt Project or Intermediate Company subsidiaries. The Applicants believe that the acquisition of such interest by an existing NU subsidiary or the formation of a new subsidiary to acquire such interest is exempt from the prior authorization requirements of the Act under Sections 32 and 33 of the Act and the Commission's staff interpretation thereof./12/ However, NU's ability to contribute capital to such subsidiary for such acquisition does require Commission authorization and the Applicants hereby request that NU be allowed to invest a maximum of $75 million to an existing or newly formed NU subsidiary for the sole purpose of acquiring the securities of one or more Exempt Project or Intermediate Holding Company that is currently a subsidiary of Charter Oak. Such investment may take to form of acquisitions of common stock, capital contributions, open account advances, and/or subordinated loans. Open account advances or subordinated loans will either bear no interest or bear interest at a rate based on NU's cost of funds in effect on the date of issue, but in no case in excess of the prime rate at a bank designated by NU. Any investment by NU in the equity securities of such subsidiary that have a stated par value will be in an amount equal or greater to such value. To the extent NU forms a new subsidiary for this transfer, NU requests authorization to retain such entity outside the Charter Oak family. The NU subsidiary will not make any additional acquisitions, and NU will not provide any additional funding, that require Commission authorization without obtaining such authorization. Service Company Employees may continue to provide services to such associated Exempt Projects and Intermediate Companies at market rates under the same terms and conditions as set forth in the Prior Orders.

----------
/12/ Entergy Corporation, SEC No-Action Letter (Oct. 24, 1995) (taking no action position with respect to acquisition of interest in project parents for EWG and FUCOs).
----------

A.   Retained Earnings Tests of Rule 53(a)(1) and 53(b)(2).

     Pursuant to the Applicants request herein, the maximum aggregate investment in EWGs, FUCOs and Intermediate Companies by the NU system, would be no more than $200 million, which is below fifty percent of the NU system's consolidated retained earnings as of June 30, 1997. This level of investment meets the criteria set forth in Sections 32 and 33 of the Act and Rule 53(a)(1). In addition, although NU's average consolidated retained earnings ("CREs") for the four most recent quarterly periods has decreased by 10 percent or more from the average for the previous four quarterly periods (at 6/30/96, NU's CREs were $972 million, at 6/30/97, NU's CREs were $753 million), NU's aggregate investment in EWGs/FUCOs at June 30, 1997 ($93 million) did not exceed two percent of NU's consolidated capital invested in utility operations ($132 million).

B.   Bankruptcy Exclusion of Rule 53(b)(1).

     Neither the Applicants nor any other members of the NU registered holding company system have been the subject of a bankruptcy or similar proceeding while a part of the NU system. Public Service Company of New Hampshire entered into bankruptcy proceedings before it was acquired by Northeast Utilities in June, 1992. Public Service Company of New Hampshire's plan of reorganization was confirmed by the bankruptcy court on April 20, 1990.

C.   Operating Loss Limitations of Rule 53(b)(3).

     Although the companies in the United Kingdom, Costa Rica and one company in Argentina in which Charter Oak invested had losses attributed to operations in the fiscal year 1996, they did not exceed 5 percent of NU's consolidated retained earnings. The Applicants presently do not have any other EWGs, FUCOs or Intermediate Companies. Neither the second Argentine project nor the Paris, Texas qualifying cogeneration facility, in which Charter Oak has interests, reported losses attributable to operations during 1996. Accordingly, the present investments of the Applicants in EWGs, FUCOs and Intermediate Companies as well as other power projects do not present a risk of substantial adverse impact as described in Sections 32 and 33 of the Act and Rule 53.

D.   Compliance with Safe Harbor Provisions.

     The Applicants will acquire an interest in, finance the acquisition and hold the securities of an EWG, FUCO or an Intermediate Company as authorized by an order pursuant to this request only if the following two conditions are met:
(i) the investment is within the $200 million authorization, and (ii) the investment satisfies the criteria in Rule 53(a)(1)-(4) and (b)(1)-(3) or any rules promulgated under Section 33 of the Act concerning the acquisition of interests in FUCOs.

E.   Maintenance of Books and Records.

     Charter Oak will continue to comply with Rule 53(a)(2) and any future rules concerning the acquisition of interests in FUCOs with regard to the maintenance of books and records in connection with investments in EWGs, FUCOs or Intermediate Companies authorized by this Application.

F.   Reporting of Activities.

     Charter Oak will continue to file a report with the Commission within sixty days of the end of each of the first three calendar quarters. Each report will include: (1) a description of the Exempt Project including, but not limited to, the type, location, size/capacity, amount of investment in, and percentage and form of ownership; (2) a balance sheet as of the relevant quarterly reporting date; (3) a quarterly income statement containing information for the 12 months;
(4) a breakdown of the amounts of recourse and non-recourse debt securities issued to third parties by Intermediate Companies; (5) a statement of the applicable regulatory status of any facility that is eligible for exemption as a public-utility under the Act; and (6) information on intercompany service transactions involving affiliated Intermediate Companies, EWGs and FUCOs, including (a) the name of each associate company providing services, (b) a listing of services provided, (c) the total dollar amount of services provided, broken down by associate company, and (d) the aggregate outstanding amount, as of the relevant quarterly reporting date, of all guarantees issued by or for the account of Charter Oak or any of its subsidiary companies formed pursuant to this application-declaration.

     Such report will also provide in reasonable detail (pursuant to a confidential exhibit, if so requested) terms (including interest rate and maturity and the basis for inflation adjustment in the case of non-recourse indebtedness denominated in any currency other than U.S. dollars) of securities issued by any Intermediate Company to third persons.

     Furthermore, Charter Oak Energy, Inc. will continue to file with the Commission, on or before May 1 of each year, an annual report of its activities for the preceding calendar year using, where applicable, the Form U-13-60 reporting format as defined in Rule 94.


Item 2.  FEES, COMMISSIONS AND EXPENSES

     The fees, commissions and expenses of NU and Charter Oak expected to be paid or incurred, directly or indirectly, in connection with this Amendment are estimated as follows:

     Legal fees and expenses   ...........................  $6,000

     Miscellaneous related expenses
     (such as telephone, courier and
     travel)                   ...........................   2,000

                       Total   ...........................  $8,000


Item 3.  APPLICABLE STATUTORY PROVISIONS

     To the extent Rule 58 does not otherwise exempt proposed activities referred to herein, Sections 6(a), 7, 9(a), 10, 12(b), 12(c) and 33 and Rules 45, 46 and 53 are applicable to the extension of authorized activities and financing request as well as NU's financing of its transfer subsidiary and
Section 12(c) and Rule 46 are applicable to the request concerning the payment of dividends.


Item 4.  REGULATORY APPROVAL

     No commission, other than this Commission, has jurisdiction over any of the proposed transactions described in this Application. Pursuant to Rule 53(a)(4), the Applicants will file this Application with the Connecticut Department of Public Utility Control, the Massachusetts Department of Public Utilities and the New Hampshire Public Utilities Commission.


Item 5.  PROCEDURE

     The Commission is respectfully requested to issue and publish not later than October 24, 1997 the requisite notice under Rule 23 with respect to the filing of this Application/ Declaration, such notice to specify a date not later than November 19, 1997 by which comments may be entered and a date not later than November 21, 1997 as the date after which an order of the Commission granting and permitting this Application/ Declaration to become effective may be entered by the Commission.

     Applicants respectfully request that appropriate and timely action be taken by the Commission in this matter. Applicants hereby waive any recommended decision by a hearing officer or by any other responsible officer of the Commission and waive the 30-day waiting period between issuance of the Commission's order and the date on which it is to become effective, since it is desired that the Commission's order, when issued, become effective forthwith. Applicants hereby consent that the Office of Public Utility Regulation within the Division of Investment Management may assist in the preparation of the Commission's decision and/or order unless the Office opposes the transactions covered by this Application.


Item 6.  EXHIBITS AND FINANCIAL STATEMENTS

         a)    Exhibits

         A-1   Copy of Certificate of Charter Oak (previously filed)*

         A-2   Copy of By-laws of Charter Oak (previously filed)*

         A-3 Form of Certificate of shares of common stock of Charter Oak (previously filed)*

         F-1   Opinion of Counsel (to be filed by amendment)

         G-1   Financial Data Schedule

         G-2   Proposed Form of Notice

         H-1   Charter Oak Energy, Inc. 1998-99 Estimated Expenditures


         b)    Financial Statements

         1.1 Balance Sheet Per Book and Pro-Forma - NU (Parent), as of June 30, 1997

         1.2   Statement of Income and Capital Structure Per Book and Pro-Forma
               - NU (Parent), as of June 30, 1997

         2.1 Balance Sheet Per Book and Pro-Forma - Charter Oak Energy and Subsidiaries (Consolidated), as of June 30, 1997

         2.2   Statement of Income and Capital Structure Per Book and Pro-Forma
               - Charter Oak Energy and Subsidiaries (Consolidated), as of
               June 30, 1997

         3.1 Balance Sheet Per Book and Pro-Forma - COE Development, as of June 30, 1997

         3.2   Statement of Income and Capital Structure Per Book and Pro-Forma
               - COE Development, as of June 30, 1997

         4.1 Balance Sheet Per Book and Pro-Forma - NU (Consolidated), as of June 30, 1997

         4.2   Statement of Income and Capital Structure Per Book and Pro-Forma
               - NU (Consolidated), as of June 30, 1997

----------
*    Pursuant  to  Rule  22(b),  this  Application/Declaration  incorporates  by
     reference   certain   exhibits   previously   filed  in  a  1988  Form  U-1
     Application/Declaration (File No. 70-7545).
----------


Item 7.  INFORMATION AS TO ENVIRONMENTAL EFFECTS

     None of the matters that are the subject of this Application involve a "major federal action" nor do they "significantly affect the quality of the human environment" as those terms are used in section 102(2)(C) of the National Environmental Policy Act. None of the transactions that are the subject of this Application will result in changes in the operation of the Applicants that will have an impact on the environment. The Applicants are not aware of any federal agency which has prepared or is preparing an environmental impact statement with respect to the transactions which are the subject of this Application.



                                    SIGNATURE

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this Amendment to be signed on their behalf by the undersigned thereunto duly authorized.

                                    NORTHEAST UTILITIES
                                    CHARTER OAK ENERGY, INC.
                                    COE DEVELOPMENT CORPORATION


                                    By:  /s/ William S. Lamb
                                         William S. Lamb
                                         LeBoeuf, Lamb, Greene & MacRae
                                                     L.L.P.
                                         A Limited Liability Partnership
                                           Including Professional Corporations
                                         125 W. 55th Street
                                         New York, NY  10019-4513

                                         Attorney for Northeast Utilities,
                                         Charter Oak Energy, Inc. and COE
                                         Development Corporation


Date:  October 15, 1997